Exhibit 99.1

Bausch + Lomb Announces Fourth-Quarter and Full-Year 2025 Results,
Provides 2026 Guidance

Delivered meaningful EBITDA margin expansion and operating leverage in the fourth quarter

•Fourth-Quarter 2025 Financial Results
◦Revenue of $1.405 Billion
◦GAAP Net Loss Attributable to Bausch + Lomb Corporation of $58 Million
◦Adjusted EBITDA (non-GAAP)1 of $326 Million; Adjusted EBITDA Excluding Acquired IPR&D (non-GAAP)1 of $330 Million
◦Revenue Grew 10% as Reported and 7% on a Constant Currency1 Basis Compared to the Fourth Quarter of 2024

•Full-Year 2025 Financial Results
◦Revenue of $5.101 Billion
◦GAAP Net Loss Attributable to Bausch + Lomb Corporation of $360 Million
◦Adjusted EBITDA (non-GAAP)1 of $858 Million; Adjusted EBITDA Excluding Acquired IPR&D (non-GAAP)1 of $891 Million
◦Revenue Grew 6% as Reported and 5% on a Constant Currency1 Basis Compared to the Full Year of 2024

VAUGHAN, Ontario, Feb. 18, 2026 – Bausch + Lomb Corporation (NYSE/TSX: BLCO), a leading global eye health company dedicated to helping people see better to live better, today announced its fourth-quarter and full-year 2025 financial results.

“We didn’t just grow in the fourth quarter – we grew smarter,” said Brent Saunders, chairman and CEO, Bausch + Lomb. “Meaningful EBITDA margin expansion and operating leverage is a clear sign of our commitment to financial excellence, and we plan to harness that momentum to deliver on our three-year plan.”

Select Company Highlights
•Expanded dry eye leadership, with MIEBO® sales of $112 million in the fourth quarter and total dry eye portfolio revenue of $1.1 billion in 2025
•Achieved strong growth in Vision Care, primarily driven by contact lenses and key consumer franchises, including LUMIFY® and over-the-counter dry eye products
•Drove 20% fourth quarter reported revenue growth in premium IOLs, with enVista® platform returning to 1Q25 levels ahead of schedule
•All trial recruitment – BL1107 (glaucoma), enVista Beyond™, dual-action therapeutic (dry eye disease), BL1332 (ocular surface pain) – on schedule

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1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.

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Fourth-Quarter and Full-Year 2025 Revenue Performance
Total reported revenue was $1.405 billion for the fourth quarter of 2025, as compared to $1.280 billion in the fourth quarter of 2024, an increase of $125 million, or 10%. Excluding the favorable foreign exchange impact of $37 million, revenue increased by approximately 7% on a constant currency1 basis compared to the fourth quarter of 2024.

Total reported revenue was $5.101 billion for the full year of 2025, as compared to $4.791 billion in the full year of 2024, an increase of $310 million, or 6%. Excluding the favorable foreign exchange impact of $58 million, revenue increased by approximately 5% on a constant currency1 basis compared to the full year of 2024.

Revenue by segment was as follows:

Fourth-Quarter 2025

(in millions)	Three Months Ended December 31				Change at Constant Currency[1] (non-GAAP)
	2025	2024	Reported Change	Reported Change
Total Bausch + Lomb Revenue	$1,405	$1,280	$125	10%	7%

Vision Care	$778	$723	$55	8%	5%
Surgical	$249	$231	$18	8%	3%
Pharmaceuticals	$378	$326	$52	16%	14%

Full-Year 2025

(in millions)	Twelve Months Ended December 31				Change at Constant Currency[1] (non-GAAP)
	2025	2024	Reported Change	Reported Change
Total Bausch + Lomb Revenue	$5,101	$4,791	$310	6%	5%

Vision Care	$2,923	$2,739	$184	7%	6%
Surgical	$894	$843	$51	6%	4%
Pharmaceuticals	$1,284	$1,209	$75	6%	6%

Vision Care Segment
Vision Care segment revenue was $778 million for the fourth quarter of 2025, as compared to $723 million for the fourth quarter of 2024, an increase of $55 million, or 8%. Excluding the favorable foreign exchange impact of $21 million, segment revenue increased on a constant currency1 basis by approximately 5% compared to the fourth quarter of 2024.

Vision Care segment revenue was $2.923 billion for the full year of 2025, as compared to $2.739 billion for the full year of 2024, an increase of $184 million, or 7%. Excluding the favorable foreign exchange impact of $33 million, segment revenue increased on a constant currency1 basis by approximately 6% compared to the full year of 2024.

Performance in the fourth quarter of 2025 and the full year of 2025 was primarily driven by growth in the contact lens business and increased demand for LUMIFY, over-the-counter dry eye products and eye vitamins in the consumer business.

Surgical Segment

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Surgical segment revenue was $249 million for the fourth quarter of 2025, as compared to $231 million for the fourth quarter of 2024, an increase of $18 million, or 8%. Excluding the favorable foreign exchange impact of $10 million, segment revenue increased on a constant currency1 basis by approximately 3% compared to the fourth quarter of 2024.

Surgical segment revenue was $894 million for the full year of 2025, as compared to $843 million for the full year of 2024, an increase of $51 million, or 6%. Excluding the favorable foreign exchange impact of $17 million, segment revenue increased on a constant currency1 basis by approximately 4% compared to the full year of 2024.

Performance in the fourth quarter of 2025 and the full year of 2025 was primarily driven by increased demand of consumables and implantables, largely attributable to the premium IOL portfolio, and increased equipment sales, partially offset by the voluntary recall of certain enVista IOL products.

Pharmaceuticals Segment
Pharmaceuticals segment revenue was $378 million for the fourth quarter of 2025, as compared to $326 million for the fourth quarter of 2024, an increase of $52 million, or 16%. Excluding the favorable foreign exchange impact of $6 million, segment revenue increased on a constant currency1 basis by approximately 14% compared to the fourth quarter of 2024.

Pharmaceuticals segment revenue was $1.284 billion for the full year of 2025, as compared to $1.209 billion for the full year of 2024, an increase of $75 million, or 6%. Excluding the favorable foreign exchange impact of $8 million, segment revenue increased on a constant currency1 basis by approximately 6% compared to the full year of 2024.

Performance in the fourth quarter of 2025 and the full year of 2025 was primarily driven by increased sales of MIEBO and growth in International Pharmaceuticals, partially offset, in the case of full year 2025, by a decline in the U.S. Generics business.

Operating Results
Operating income was $112 million for the fourth quarter of 2025, as compared to $87 million for the fourth quarter of 2024, an increase of $25 million. The change was largely driven by the contribution of the revenue drivers noted above, partially offset by a one-time non-cash charge related to share-based compensation expense and an increase in acquisition-related contingent consideration.

Operating income was $113 million for the full year of 2025, as compared to $162 million for the full year of 2024, a decrease of $49 million. The change was largely driven by an increase in selling, advertising and promotion costs attributable to MIEBO and other products, partially offset by the contribution of the revenue drivers noted above.

Net Loss
Net loss attributable to Bausch + Lomb Corporation for the fourth quarter of 2025 was $58 million, as compared to $3 million for the fourth quarter of 2024, an unfavorable change of $55 million. The change was primarily driven by an increase in the income tax provision, partially offset by the operating results noted above.

Net loss attributable to Bausch + Lomb Corporation for the full year of 2025 was $360 million, as compared to $317 million for the full year of 2024, an unfavorable change of $43 million. The change was primarily driven by the operating results noted above and fees associated with the June 2025 refinancing, partially offset by a decrease in the income tax provision.

Adjusted net income attributable to Bausch + Lomb Corporation (non-GAAP)1 for the fourth quarter of 2025 was $115 million, as compared to $89 million for the fourth quarter of 2024, an increase of $26 million.

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Adjusted net income attributable to Bausch + Lomb Corporation (non-GAAP)1 for the full year of 2025 was $152 million, as compared to $204 million for the full year of 2024, a decrease of $52 million.

Cash Flow From Operations
Cash flow from operations for the full year of 2025 was $283 million, as compared to $232 million for the full year of 2024, an increase of $51 million. Cash flow was positively impacted in the full year by working capital initiatives, partially offset by fees associated with the June 2025 refinancing and the timing of business transformation payments.

Earnings Per Share
GAAP Earnings Per Share (“EPS”) Basic and Diluted attributable to Bausch + Lomb Corporation for the fourth quarter of 2025 was ($0.16), as compared to ($0.01) for the fourth quarter of 2024. Adjusted EPS attributable to Bausch + Lomb Corporation (non-GAAP)1 for the fourth quarter of 2025 was $0.32, as compared to $0.25 for the fourth quarter of 2024.

GAAP EPS Basic and Diluted attributable to Bausch + Lomb Corporation for the full year of 2025 was ($1.02), as compared to ($0.90) for the full year of 2024. Adjusted EPS attributable to Bausch + Lomb Corporation (non-GAAP)1 for the full year of 2025 was $0.43 as compared to $0.58 for the full year of 2024.

Adjusted EBITDA (non-GAAP) 1; Adjusted EBITDA Excluding Acquired IPR&D (non-GAAP)1
Adjusted EBITDA (non-GAAP)1 was $326 million for the fourth quarter of 2025, as compared to $259 million for the fourth quarter of 2024, an increase of $67 million. Adjusted EBITDA excluding Acquired IPR&D (non-GAAP)1 was $330 million for the fourth quarter of 2025, as compared to $259 million for the fourth quarter of 2024, an increase of $71 million, primarily due to the contribution of the revenue drivers noted above and operating leverage.

Adjusted EBITDA (non-GAAP)1 was $858 million for the full year of 2025, as compared to $860 million for the full year of 2024, a decrease of $2 million, primarily driven by an increase in Acquired IPR&D. Adjusted EBITDA excluding Acquired IPR&D (non-GAAP)1 was $891 million for the full year of 2025, as compared to $878 million for the full year of 2024, an increase of $13 million, primarily due to the contribution of the revenue drivers noted above, partially offset by the voluntary recall of certain enVista IOLs and investment in products, including MIEBO.

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2026 Financial Outlook2
Bausch + Lomb provided guidance for the full year of 2026, as follows.

As of February 18, 2026

Full-Year Revenue	• $5.375B - $5.475B
• 5% - 7% constant currency growth[1]

Full-Year Adjusted EBITDA Excluding Acquired IPR&D (non-GAAP)[1]	• $1.000B - $1.050B

Full-Year Revenue Foreign Exchange Tailwinds	• $30M
Full-Year Adj. EBITDA[1] Foreign Exchange Tailwinds	• Nominal

Other than with respect to GAAP revenue, the company only provides guidance on a non-GAAP basis. The company does not provide a reconciliation of forward-looking Adjusted EBITDA excluding Acquired IPR&D (non-GAAP)1 to GAAP net income (loss) attributable to Bausch + Lomb Corporation or of forward-looking constant currency revenue growth1 to reported revenue growth, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. These amounts may be material and, therefore, could result in the projected GAAP measure or ratio being materially different or less than the projected non-GAAP measure or ratio. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release.

Balance Sheet Highlights
•Bausch + Lomb’s cash, cash equivalents and restricted cash were $397 million at December 31, 2025
•Basic weighted average shares outstanding for the fourth quarter of 2025 were 354.4 million, and diluted weighted average shares outstanding for the fourth quarter of 2025 were 359.1 million3
•Basic weighted average shares outstanding for the full year of 2025 were 353.8 million, and diluted weighted average shares outstanding for the full year of 2025 were 357.0 million3

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2 The guidance in this news release is only effective as of the date given, February 18, 2026, and will not be updated or affirmed unless and until the company publicly announces updated or affirmed guidance. Distribution or reference of this news release following February 18, 2026, does not constitute the company reaffirming guidance. See the “Forward-looking Statements” section for further information.
3 Diluted weighted average shares includes the dilutive impact of options, performance based restricted stock units and restricted stock units, which are approximately 4,700,000 common shares for the 3 months ended December 31, 2025, and which are excluded when calculating GAAP diluted loss per share because the effect of including the impact would be anti-dilutive. Diluted weighted average shares includes the dilutive impact of options, performance based restricted stock units and restricted stock units, which are approximately 3,200,000 common shares for the 12 months ended December 31, 2025, and which are excluded when calculating GAAP diluted loss per share because the effect of including the impact would be anti-dilutive.

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Conference Call Details

Date:	Wednesday, Feb. 18, 2026

Time:	8:00 a.m. ET

Webcast:	https://www.webcaster5.com/Webcast/Page/2883/53392

Participant Event Dial-in:	+1 (888) 506-0062 (North America) +1 (973) 528-0011 (International)

Participant Access Code:	923960

Replay Dial-in:	+1 (877) 481-4010 (North America) +1 (919) 882-2331 (International)

Replay Passcode:	53392 (replay available until March 4, 2026)

About Bausch + Lomb
Our mission is simple – we help people see better to live better, all over the world. For nearly two centuries we’ve evolved with the changing needs of patients and customers, and our commitment to innovation and improving the standard of care in eye health has never been stronger. From contact lenses to prescription products, over-the-counter options, surgical devices and more, we’re turning bold ideas into better outcomes through passion, perseverance and purpose. Learn more at www.bausch.com and connect with us on Facebook, Instagram, LinkedIn, X and YouTube.

Forward-looking Statements
This news release contains forward-looking information and statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “projects,” “predicts,” “forecasts,” “should,” “could,” “would,” “may,” “might,” “will,” “strive,” “believes,” “estimates,” “potential,” “target,” “guidance,” “outlook,” or “continue” and positive and negative variations or similar expressions and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. Forward-looking statements include statements regarding Bausch + Lomb’s future prospects and performance, including the company’s 2026 full-year guidance, and its three-year plan. These forward-looking statements, including the company’s full-year guidance and its three-year plan, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in Bausch + Lomb’s filings with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (the “CSA”) (including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2025 (which is anticipated to be filed with the SEC and CSA on Feb. 18, 2026) and its most recent quarterly filings), which factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties respecting the proposed plan to separate Bausch + Lomb into an independent, publicly traded company, separate from the remainder of Bausch Health Companies Inc. (“BHC”) (the “separation”), which include, but are not limited to, the expected benefits and costs of the separation, the expected timing of completion of the separation and its manner and terms (including that it may include the transfer of all or a portion of BHC’s remaining direct or indirect equity interest in Bausch + Lomb to its shareholders (the “distribution”)), the expectation that, if the separation is to be effected through a distribution, then it will be completed following the achievement of targeted debt leverage

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ratios, subject to receipt of applicable shareholder and other necessary approvals and other factors, including those described in BHC’s public statements, the ability to complete the distribution considering the various conditions to the completion of the distribution (some of which are outside the company’s and BHC’s control, including conditions related to regulatory matters and receipt of applicable shareholder and other approvals), the impact of any potential sales of the company’s common shares by BHC (including in connection with a foreclosure on the Bausch + Lomb common shares owned by BHC or its subsidiaries that are or may be pledged as collateral for certain of BHC’s or its subsidiary’s debt), that market or other conditions are no longer favorable to completing the transaction, that applicable shareholder, stock exchange, regulatory or other approval is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the separation, diversion of management time on separation-related issues, retention of existing management team members, the reaction of customers and other parties to the separation, the structure of the distribution, the qualification of the distribution as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from the Canada Revenue Agency and/or the Internal Revenue Service will be sought or obtained), the ability of the company and BHC to satisfy the conditions required to maintain the tax-free status of such distribution (some of which are beyond their control), other potential tax or other liabilities that may arise as a result of the distribution, the potential dis-synergy costs resulting from the separation, the impact of the separation on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets the company is engaged in, behavior of customers, suppliers and competitors, technological developments and legal and regulatory rules affecting the company’s business. In particular, the company can offer no assurance that the separation will occur at all, or that any such transaction will occur on the terms and timelines or in the manner anticipated by the company and BHC. They also include risks and uncertainties relating to acquisitions and other business development transactions the company has completed or may, in the future, pursue and complete, including risks that pending transactions may not close, risks that the company may not realize the expected benefits of those transactions on a timely basis or at all and, where applicable, risks relating to increased levels of debt as a result of debt incurred to finance such transactions, including in regards to compliance with our debt covenants. They also include risks and uncertainties related to the impacts of the new legislation commonly referred to as One Big Beautiful Bill Act, including the effects on our tax provision for both 2026 and future years. They also include the expected impact of the tariffs imposed by the U.S. and counter-tariffs or other retaliatory measures imposed on the U.S. by other countries and disruptions to global supply chains and other potential results as a result of these developments and our ability to successfully manage the expected impact of such tariffs and counter-tariffs and other measures, including the success of our planned actions and levers to manage these matters. Finally, they also include, but are not limited to, risks and uncertainties caused by or relating to adverse economic conditions and other macroeconomic factors, over which we have no control, including heightened inflation and interest rates, foreign currency rates, slower growth or a potential recession, which could adversely impact our revenue, expenses and resulting margins. In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. In addition, management has also made certain assumptions regarding our 2026 full-year guidance with respect to expectations regarding base performance growth, business performance, currency impact, inflation, the company's ability to offset the impact of tariffs in 2026 (based on the current tariff policy and the actions the company is taking to manage these measures), expectations regarding adjusted gross margin (non-GAAP), adjusted SG&A expense (non-GAAP) and the company’s ability to continue to manage such expense in the manner anticipated, net interest expense (which will vary based on, among other things, interest rates and our indebtedness), adjusted tax rate and full year capex and the anticipated timing and extent of the company’s R&D expense.
Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch + Lomb undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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Links provided in this news release are solely for information purposes and do not constitute Bausch + Lomb affirming any forward-looking statements contained in the linked content.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures and ratios. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the company. In addition, these non-GAAP measures and ratios address questions the company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the company has determined that it is appropriate to make this data available to all investors.

These measures and ratios do not have any standardized meaning under GAAP and other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to similar non-GAAP measures and ratios of other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below.

Specific Non-GAAP Measures
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA excluding Acquired IPR&D and Adjusted EBITDA growth (excluding Acquired IPR&D)

EBITDA (non-GAAP) is Net income (loss) attributable to Bausch + Lomb Corporation (its most directly comparable U.S. GAAP financial measure) adjusted for interest, income taxes, depreciation and amortization. EBITDA margin (non-GAAP) is EBITDA (non-GAAP) divided by Revenues. Adjusted EBITDA (non-GAAP) is EBITDA (non-GAAP) further adjusted for the items described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the company measures the business internally and sets operational goals and incentives. In particular, the company believes that Adjusted EBITDA (non-GAAP) focuses management on the company’s underlying operational results and business performance. As a result, the company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) is Net income (loss) attributable to Bausch + Lomb Corporation (its most directly comparable U.S. GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization and further adjusted for the following items:
•Asset impairments: The company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The company believes that the adjustments of these items correlate with the sustainability of the company’s

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operating performance. Although the company excludes impairments of intangible assets from measuring the performance of the company and its business, the company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Restructuring, integration and transformation costs: The company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the completion of the Bausch + Lomb IPO, as the company prepares for post-separation operations, the company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain compensation-related costs. Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the company excludes the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the company’s acquisitions, as well as the nature of the agreed-upon consideration.
•Share-based compensation: The company excludes costs relating to share-based compensation. The company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation costs and separation-related costs: The company has excluded certain costs incurred in connection with activities taken to: (i) separate the Bausch + Lomb business from the remainder of BHC and (ii) register the Bausch + Lomb business as an independent publicly traded entity. Separation costs are incremental costs directly related to effectuating the separation of the Bausch + Lomb business from the remainder of BHC and include, but are not limited to, legal, audit and advisory fees, talent acquisition costs and costs associated with establishing a new Board of Directors and Audit Committee. Separation-related costs are incremental costs indirectly related to the separation of the Bausch + Lomb business from the remainder of BHC and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Loss on extinguishment of debt: The company has excluded loss on extinguishment of debt as this represents a loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market that are not within management’s control. Bausch + Lomb did not have any material losses on extinguishment of debt prior to the second quarter of 2025.

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•Other Non-GAAP adjustments: The company also excludes certain other amounts, including IT infrastructure investment, litigation and other matters, gain/(loss) on sales of assets and certain other amounts that are the result of other, non-comparable events to measure operating performance if and when present in the periods presented. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the company believes these items are not routine operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the company believes the costs associated with legal settlements and judgments are not routine operating expenses. The company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted EBITDA excluding Acquired In-Process Research and Development (IPR&D) (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude Acquired IPR&D. The IPR&D expenditures represent costs directly resulting from business development transactions and not through the normal course of business. The company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the company from period to period and, therefore, provides useful supplemental information to investors in assessing our performance. However, investors should understand that the company may enter into additional business development transactions in the future and, as a result, such Acquired IPR&D may recur in the future.

Adjusted Net Income (non-GAAP)
Adjusted net income (non-GAAP) is net income (loss) attributable to Bausch + Lomb Corporation (its most directly comparable GAAP financial measure) adjusted for asset impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments (excluding amortization of intangible assets), separation costs and separation-related costs, loss on extinguishment of debt and other non-GAAP adjustments, as these adjustments are described above, and further adjusted for amortization of intangible assets and write-down of financing fees, as described below:
•Amortization of intangible assets: The company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The company believes that the adjustments of these items correlate with the sustainability of the company’s operating performance. Although the company excludes the amortization of intangible assets from its non-GAAP expenses, the company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Write-down of financing fees: In addition to excluding loss on extinguishment of debt, the company has excluded write-down of financing fees as this represents a loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market that are not within management’s control. Bausch + Lomb did not have any material write-downs of financing fees prior to the second quarter of 2025.

Adjusted net income (non-GAAP) excludes the impact of these certain items that may obscure trends in the company’s underlying performance. Management uses Adjusted net income (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the company’s performance using the same tools that management uses to evaluate past

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performance and prospects for future performance. Accordingly, the company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the company’s operating performance and the valuation of the company. It is also noted that, in recent periods, our GAAP net income (loss) attributable to Bausch + Lomb Corporation was significantly lower than our Adjusted net income (non-GAAP).

Constant Currency
Constant currency change or constant currency revenue growth is a change in GAAP revenue (its most directly comparable GAAP financial measure) on a period-over-period basis adjusted for changes in foreign currency exchange rates. The company uses Constant Currency revenue (non-GAAP) and Constant Currency revenue Growth (non-GAAP) to assess performance of its reportable segments, and the company in total, without the impact of foreign currency exchange fluctuations. The company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison. Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the underlying business performance. Constant currency impact is determined by comparing current year reported amounts adjusted to exclude currency impact, calculated using monthly average exchange rates from the prior year to the actual prior year reported amounts.

Adjusted EPS (non-GAAP) and Adjusted EPS excluding Acquired IPR&D (non-GAAP)
Adjusted earnings per share or Adjusted EPS (non-GAAP) is calculated as Diluted income per share attributable to Bausch + Lomb Corporation (“GAAP EPS”) (its most directly comparable GAAP financial measure), adjusted for the per diluted share impact of each adjustment made to reconcile Net income (loss) attributable to Bausch + Lomb Corporation to Adjusted net income (non-GAAP) as discussed above. Adjusted EPS excluding Acquired IPR&D (non-GAAP) is Adjusted EPS (non-GAAP) further adjusted for the per diluted share impact of Acquired IPR&D. Like Adjusted net income (non-GAAP), Adjusted EPS (non-GAAP) and Adjusted EPS excluding Acquired IPR&D (non-GAAP) excludes the impact of certain items that may obscure trends in the company’s underlying performance on a per share basis. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the company’s results and trends for the periods presented on a diluted share basis. Accordingly, the company believes that Adjusted EPS (non-GAAP) and Adjusted EPS excluding Acquired IPR&D (non-GAAP) are useful to investors in their assessment of the company’s operating performance, the valuation of the company and an investor’s return on investment. It is also noted that, for the periods presented, our GAAP EPS was significantly lower than our Adjusted EPS (non-GAAP) and Adjusted EPS excluding Acquired IPR&D (non-GAAP).

© 2026 Bausch + Lomb.

Media Contact:
T.J. Crawford
tj.crawford@bausch.com
(908) 705-2851

Investor Contact:
George Gadkowski
george.gadkowski@bausch.com
(877) 354-3705 (toll free)
(908) 927-0735

FINANCIAL TABLES FOLLOW

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Bausch + Lomb Corporation				Table 1
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2025	2024	2025	2024
Revenues
Product sales	$1,398	$1,275	$5,080	$4,774
Other revenues	7	5	21	17
	1,405	1,280	5,101	4,791
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	532	499	2,045	1,868
Cost of other revenues	1	2	5	4
Selling, general and administrative	564	532	2,234	2,082
Research and development	94	93	371	343
Amortization of intangible assets	56	68	258	288
Other expense (income), net	46	(1)	75	44
	1,293	1,193	4,988	4,629
Operating income	112	87	113	162
Interest income	3	5	12	15
Interest expense	(98)	(98)	(421)	(399)
Loss on extinguishment of debt	—	—	(6)	—
Foreign exchange and other	(4)	(4)	(15)	(12)
Income (loss) before provision for income taxes	13	(10)	(317)	(234)
(Provision for) benefit from income taxes	(71)	8	(35)	(71)
Net loss	(58)	(2)	(352)	(305)
Net income attributable to noncontrolling interest	—	(1)	(8)	(12)
Net loss attributable to Bausch + Lomb Corporation	$(58)	$(3)	$(360)	$(317)

Basic and diluted loss per share attributable to Bausch + Lomb Corporation	$(0.16)	$(0.01)	$(1.02)	$(0.90)

Basic weighted-average common shares	354.4	352.0	353.8	351.8

Diluted weighted-average common shares	354.4	352.0	353.8	351.8

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Bausch + Lomb Corporation				Table 2
Reconciliation of GAAP Net Loss and Diluted Loss per Share Attributable to Bausch + Lomb Corporation to Adjusted Net Income (non-GAAP) and Adjusted Earnings Per Share (non-GAAP)
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)
	Three Months Ended December 31,
	2025		2024
(in millions, except per share amounts)	Income (Expense)	Earnings per Share Impact	Income (Expense)	Earnings per Share Impact
Net loss and Diluted loss per share attributable to Bausch + Lomb Corporation	$(58)	$(0.16)	$(3)	$(0.01)
Non-GAAP adjustments: (a)
Amortization of intangible assets	56	0.16	68	0.19
Restructuring, integration and transformation costs	24	0.07	26	0.07
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	25	0.07	11	0.03
Separation costs and separation-related costs	1	—	2	0.01
Other	5	0.01	5	0.01
Tax effect of non-GAAP adjustments	62	0.17	(20)	(0.05)
Total non-GAAP adjustments	173	0.48	92	0.26
Adjusted net income (non-GAAP) and Adjusted earnings per share (non-GAAP)	$115	$0.32	$89	$0.25
Acquired IPR&D	1	—	—	—
Adjusted net income excluding Acquired IPR&D (non-GAAP) and Adjusted earnings per share excluding Acquired IPR&D (non-GAAP)	$116	$0.32	$89	$0.25

	Twelve Months Ended December 31,
	2025		2024
(in millions, except per share amounts)	Income (Expense)	Earnings per Share Impact	Income (Expense)	Earnings per Share Impact
Net loss and Diluted loss per share attributable to Bausch + Lomb Corporation	$(360)	$(1.02)	$(317)	$(0.90)
Non-GAAP adjustments: (a)
Amortization of intangible assets	258	0.72	288	0.81
Asset impairments	—	—	5	0.01
Restructuring, integration and transformation costs	138	0.39	99	0.28
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	42	0.12	77	0.22
Loss on extinguishment of debt and write-down of financing fees	39	0.11	—	—
Separation costs and separation-related costs	1	—	4	0.01
Gain on sale of assets	(6)	(0.02)	(5)	(0.01)
Other	23	0.07	14	0.04
Tax effect of non-GAAP adjustments	17	0.06	39	0.12
Total non-GAAP adjustments	512	1.45	521	1.48
Adjusted net income (non-GAAP) and Adjusted earnings per share (non-GAAP)	$152	$0.43	$204	$0.58
Acquired IPR&D	30	0.08	18	0.05
Adjusted net income excluding Acquired IPR&D (non-GAAP) and Adjusted earnings per share excluding Acquired IPR&D (non-GAAP)	$182	$0.51	$222	$0.63
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch + Lomb Corporation			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding amortization and impairments of intangible assets)	$532	$499	$2,045	$1,868
Fair value inventory step-up resulting from acquisitions (a)	—	(21)	(62)	(82)
Adjusted cost of goods sold (excluding amortization and impairments of intangible assets) (non-GAAP)	$532	$478	$1,983	$1,786
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$564	$532	$2,234	$2,082
Separation-related costs (b)	(1)	—	(2)	(1)
Transformation costs (c)	(9)	(22)	(79)	(75)
Other (d)	(3)	(1)	(11)	(6)
Adjusted selling, general and administrative (non-GAAP)	$551	$509	$2,142	$2,000
Research and development reconciliation:
GAAP Research and development	$94	$93	$371	$343
Separation-related costs (b)	—	—	—	(1)
Adjusted research and development (non-GAAP)	$94	$93	$371	$342
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$56	$68	$258	$288
Amortization of intangible assets (e)	(56)	(68)	(258)	(288)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Other expense, net reconciliation:
GAAP Other expense (income), net	$46	$(1)	$75	$44
Litigation and other matters (d)	(2)	(3)	(10)	(5)
Restructuring and integration costs (c)	(15)	(4)	(59)	(24)
Asset impairments (f)	—	—	—	(5)
Separation costs (b)	—	(2)	1	(2)
Acquisition-related contingent consideration (a)	(23)	11	27	9
Acquisition-related costs (a)	(2)	(1)	(7)	(4)
Gain on sale of assets (g)	—	—	6	5
Adjusted other expense, net (non-GAAP)	$4	$—	$33	$18
Interest expense reconciliation:
GAAP Interest expense	$(98)	$(98)	$(421)	$(399)
Write-down of financing fees (h)	—	—	33	—
Adjusted interest expense (non-GAAP)	$(98)	$(98)	$(388)	$(399)
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$—	$—	$(6)	$—
Loss on extinguishment of debt (h)	—	—	6	—
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(4)	$(4)	$(15)	$(12)
Other (d)	—	1	2	3
Adjusted foreign exchange and other (non-GAAP)	$(4)	$(3)	$(13)	$(9)
Provision for income taxes reconciliation:
GAAP (Provision for) benefit from income taxes	$(71)	$8	$(35)	$(71)
Tax effect of non-GAAP adjustments (i)	62	(20)	17	39
Adjusted provision for income taxes (non-GAAP)	$(9)	$(12)	$(18)	$(32)
(a) Represents the three components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b) Represents the three components of the non-GAAP adjustment of “Separation costs and separation-related costs” (see Table 2).
(c) Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see Table 2).
(d) Represents the three components of the non-GAAP adjustment of “Other” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Gain on sale of assets” (see Table 2).
(h) Represents the two components of the non-GAAP adjustment of “Loss on extinguishment of debt and write-down of financing fees” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch + Lomb Corporation				Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Net loss attributable to Bausch + Lomb Corporation	$(58)	$(3)	$(360)	$(317)
Interest expense, net	95	93	409	384
Provision for (benefit from) income taxes	71	(8)	35	71
Depreciation and amortization of intangible assets	99	106	421	436
EBITDA	207	188	505	574
Adjustments:
Asset impairments	—	—	—	5
Restructuring, integration and transformation costs	24	26	138	99
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	25	11	42	77
Share-based compensation	64	27	149	92
Separation and separation-related costs	1	2	1	4
Loss on extinguishment of debt	—	—	6	—
Other non-GAAP adjustments:
Gain on sale of assets	—	—	(6)	(5)
Other	5	5	23	14
Adjusted EBITDA (non-GAAP)	$326	$259	$858	$860
Acquired IPR&D	4	—	33	18
Adjusted EBITDA excluding Acquired IPR&D (non-GAAP)	$330	$259	$891	$878

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Bausch + Lomb Corporation							Table 3
Constant Currency Revenue (non-GAAP) and Constant Currency Revenue Growth (non-GAAP) - by Segment
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)

	Calculation of Constant Currency Revenue for the Three Months Ended
	December 31, 2025			December 31, 2024	Change in Revenue as Reported		Change in Constant Currency Revenue (Non-GAAP) (b)
	Revenue as Reported	Changes in Exchange Rates (a)	Constant Currency Revenue (Non-GAAP) (b)	Revenue as Reported
(in millions)					Amount	Pct.	Amount	Pct.
Vision Care	$778	$(21)	$757	$723	$55	8%	$34	5%
Surgical	249	(10)	239	231	18	8%	8	3%
Pharmaceuticals	378	(6)	372	326	52	16%	46	14%
Total revenues	$1,405	$(37)	$1,368	$1,280	$125	10%	$88	7%

	Calculation of Constant Currency Revenue for the Twelve Months Ended
	December 31, 2025			December 31, 2024	Change in Revenue as Reported		Change in Constant Currency Revenue (Non-GAAP) (b)
	Revenue as Reported	Changes in Exchange Rates (a)	Constant Currency Revenue (Non-GAAP) (b)	Revenue as Reported
(in millions)					Amount	Pct.	Amount	Pct.
Vision Care	$2,923	$(33)	$2,890	$2,739	$184	7%	$151	6%
Surgical	894	(17)	877	843	51	6%	34	4%
Pharmaceuticals	1,284	(8)	1,276	1,209	75	6%	67	6%
Total revenues	$5,101	$(58)	$5,043	$4,791	$310	6%	$252	5%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures and ratios. For additional information about the Company’s use of such non-GAAP financial measures and ratios, refer to the “Non-GAAP Information” section in the body of the news release to which these tables are attached. Constant currency revenue (non-GAAP) for the three and twelve months ended December 31, 2025 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Change in constant currency revenue (non-GAAP) is calculated as the difference between constant currency revenue for the current period and revenue as reported for the comparative period.

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